Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated November 28, 2008 relating to the financial statements of Pacific Software Inc. for the years ended September 30, 2008 and 2007 which appears in Pacific Software Inc.’s Annual Report on Form 10-K for the year ended September 30, 2009.

“DMCL”

/S/ DALE MATHESON CARR-HILTON LABONTE LLP

DALE MATHESON CARR-HILTON LABONTE LLP

Chartered Accountants

Vancouver, Canada

February 10, 2010